Exhibit 10.17

January 5, 2000

Mr. Stephen H. Diaz

Dear Steve:

On behalf of Conor Medsystems, Inc. (the “Company”), I am pleased to offer you a position with the Company based upon the following terms:

1. Position. Upon acceptance of this offer, you will become the Director of Engineering for the Company initially reporting to Jeff Shanley, President and Chief Executive Officer. You will assume and discharge such responsibilities as are commensurate with such position and as Jeff Shanley may direct. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment.

2. Effective Date. The effective date of employment shall be within 14 business days, as decided by the Company, from the execution date of a confidentiality agreement (“Confidentiality Agreement”) by and between the Company and yourself, which execution and adherence to the terms of such Confidentiality Agreement shall be a condition to your employment with the Company.

3. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment, at any time, for any reason or for no reason and that the terms of your employment, including but not limited to promotion, demotion, transfer, compensation, benefits, duties and location of work may be changed at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

Compensation. (a) In consideration of your services, effective as of the commencement of your employment (which will be not later than January 8, 2001), you will be paid a base salary of $6,666.67 per month, less applicable withholdings, payable twice monthly in accordance with the Company’s standard payroll practices. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be prorated, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Your base salary will be reviewed annually by the Company.

(b) In addition to your base salary, you may be entitled to participate in such incentive compensation plan which may be adopted by the Company in its sole discretion. You understand that the adoption of any such plan, the eligibility and measurement criteria and all other terms shall be at the sole discretion of the Company.

(c) If your employment is terminated by the Company for any reason, with or without cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company shall be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of the Company.

4. Vacation and Benefits. During the term of your employment, you will be entitled to standard vacation and fringe benefits in accordance with the Company’s practices covering employees, as such benefits may be in effect from time to time.

5. Stock Option. Subject to action by the Company’s board of directors and compliance with applicable state and federal securities laws, the Company will grant to you an option to purchase 50,000 shares of the Company’s Common Stock (the “Option”) pursuant to the Company’s Incentive Stock Plan, as amended (the “Plan”), adopted by the board of directors and stockholders of the Company. The exercise price of the Option will be the fair market value of the Company’s Common Stock on the date of grant as determined by the Company’s board of directors. The Option will vest over four (4) years with one forty-eighth (1/48) of the total shares vesting at the end of each full month thereafter until all such shares are exercisable, subject to all provisions of the Plan and your continued employment with the Company.

6. Additional Stock Option. Subject to action by the Company’s board of directors and compliance with applicable state and federal securities laws, the Company will grant to you an additional option to purchase 50,000 shares of the Company’s Common Stock (the “Additional Option”) pursuant to the Plan, adopted by the board of directors and stockholders of the Company. The exercise price of the Additional Option will be the fair market value of the Company’s Common Stock on the date of grant as determined by the Company’s board of directors. The Additional Option will vest over one (1) year with one-twelfth (1/12) of the shares vesting at the end of each full month thereafter until all such shares are exercisable, subject to all provisions of the Plan and your continued employment with the Company.

7. Employment, Confidential Information, Invention Assignment and Arbitration Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company’s standard form of Confidential Information and Proprietary Information and Inventions Agreement.

8. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days

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of the effective date of your employment, or your employment relationship with the Company may be terminated.

9. Conflicting Employment. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

10. Entire Agreement. This offer letter, the Confidential Information and Proprietary Information and Inventions Agreement and the agreements representing stock options granted to you under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

11. Amendment. This agreement can only be amended in a writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing.

12. Governing Law. This agreement will be governed under the laws of the State of California applicable to such agreements made and to be performed entirely within such State.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me within one (1) week.

Sincerely,

CONOR MEDSYSTEMS, INC.

By:	/s/ Jeff Shanley
Jeff Shanley, President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Stephen H. Diaz
Stephen H. Diaz

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